                                                                     EXHIBIT (5)

                    THE UNITED STATES LIFE Insurance Company
                             In the City of New York

Home Office:
New York, New York

390 Park Avenue                          POLICY NUMBER:
New York, NY  10022-4684
1-800-251-3720

WE WILL PAY THE DEATH BENEFIT PROCEEDS to the designated Beneficiary if the last surviving Contingent Insured named on the Policy Schedule dies prior to the Maturity Date and while this policy is in force. Payment will be made after We receive due proof of the deaths of both Contingent Insureds, and will be subject to the terms of this policy. The method for determining the amount payable is stated in the Death Benefit Proceeds provision.

WE WILL PAY THE CASH SURRENDER VALUE of this policy to the Owner on the Maturity Date if one or both Contingent Insureds are living on that date. No benefits will be paid upon the death of the first Contingent Insured. This policy's Cash Values and premiums will not change upon the death of the first Contingent Insured.

The Death Benefit will be determined in accordance with the Death Benefit and Death Benefit Options provision. The amount or duration of the Death Benefit Proceeds and the Accumulation Values provided by this policy when based on the investment experience of a Separate Account, are variable and not guaranteed as to fixed dollar amount. Accumulation values may increase or decrease.

The consideration for this policy is the application and payment of the first premium. The first premium must be paid on or before delivery of this policy.

This is a JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the LAST SURVIVING Contingent Insured's death prior to the Maturity Date. Investment results are reflected in policy benefits. ACCUMULATION VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

                    NOTICE OF TEN DAY RIGHT TO EXAMINE POLICY

You may return this policy within 10 days after delivery if You are not satisfied with it for any reason. The policy may be returned to Us or to the registered representative through whom it was purchased. Upon surrender of this policy within the 10 day period, it will be deemed void from the Date of Issue, and We will refund the greater of: (1) any premiums received by Us; or (2) Your Accumulation Value on the Date of surrender plus any charges that have been deducted. During this 10 day period, all Net Premium will be allocated to the Money Market Division.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.

      /s/ Pauletta P. Cohn                        /s/ Donald W. Britton

            Secretary                                    President

  JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY READ
                             YOUR POLICY CAREFULLY

                                      INDEX

Annual Report                                                22     Investments of the Separate Account                           9
Automatic Rebalancing                                        16     Last Surviving Contingent Insured                             5
Beneficiary and Proceeds                                     19     Maturity Date                                                 3
Cash Surrender Value                                         12     Monthly Administration Fee                                   13
Cash Value                                                   12     Owner                                                         5
Changing Your Insurance Policy                                8     Payment Options                                              19
   Change of Ownership or Beneficiary                        19     Policy Loans                                                 16
   Changing the Death Benefit Option                          8     Policy Values                                                11
   Changing the Specified Amount                              8     Premium Class                                                4B
Contract                                                      5     Premium Expense Charge                                        6
Cost of Insurance Rate Table                                 4A     Premium Payments                                              5
Date of Issue                                                 5     Reinstatement                                                23
Death Benefit and Death Benefit Options                       7     Separate Account                                              8
Death Benefit Corridor Rates                                  4     Specified Amount                                              7
Definitions                                                  4B     Suicide Exclusion                                            21
Dollar Cost Averaging                                        16     Surrender Charges                                            25
Option to Exchange Policy                                           Surrender, Full and Partial                                  14
   During First 18 Months Option                             23     Suspension and Deferral of
First Death, Notification of                                  5       Payments Provision                                         16
General Account                                              10     Transfer Provision                                           15
General Provisions                                           21     Valuation of Assets                                           9
Grace Period                                                 13     Valuation Dates                                               9
Guaranteed Minimum Death Benefit                             14     Valuation Units                                               9
Incontestability                                             21     When This Policy Terminates                                  22
Investment Advisor or
   Investment Objective, Change of                           10



                                     NOTICE
                    This Policy Is A Legal Contract Between
                        The Policyowner and The Company

                                 POLICY SCHEDULE

BASIC POLICY                                       YEARS PAYABLE    MONTHLY COST

LAST SURVIVOR VARIABLE LIFE                            65           SEE PAGE 4A

ADDITIONAL BENEFITS PROVIDED BY RIDERS

NONE

                              SCHEDULE OF PREMIUMS

INITIAL PREMIUM:                                     $  988.04
PLANNED PERIODIC PREMIUM:                            $  988.04  PAYABLE ANNUALLY
MONTHLY DEDUCTION DAY:                               15/TH/ DAY OF EACH MONTH

GUARANTED MINIMUM DEATH BENEFIT
   MONTHLY PREMIUM:                                  $  82.23

MINIMUM PARITAL SURRENDER:                           $    500
MINIMUM VALUE THAT MAY BE RETAINED IN A
   DIVISION AFTER A PARTIAL SURRENDER
   OR TRANSFER:                                      $    500
MINIMUM DEATH BENEFIT AMOUNT (AFTER A
   DECREASE IN SPECIFIED AMOUNT):                    $100,000

DEATH BENEFIT COMPLIANCE TEST:                       CASH VALUE ACCUMULATION


ANY CHANGES IN THE AMOUNT, TIMING OR FREQUENCY OF PREMIUM PAYMENTS, THE INVESTMENT PERFORMANCE OF THE FUNDS OF THE SEPARATE ACCOUNT, ADJUSTMENTS IN THE CREDITING OF ADDITIONAL INTEREST, ADJUSTMENTS IN MORTALITY OR EXPENSE CHARGES, LOANS OR PARTIAL SURRENDERS TAKEN, COST OF SUPPLEMENTARY RIDERS, OR ADJUSTMENTS TO THE DEATH BENEFIT MAY VARY THE ACCUMULATION OF CASH VALUES AND MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR MAY CAUSE THE POLICY TO LAPSE PRIOR TO THE MATURITY DATE.

                                   POLICY DATA

CONTINGENT             INSURANCE             PREMIUM                JOINT EQUAL
INSUREDS               AGES                  CLASSES                AGE

JOHN DOE               35                    PREFERRED              35
JIM DOE                35                    PREFERRED


INITIAL SPECIFIED AMOUNT: $100,000    DEATH BENEFIT OPTION:  1
                                      DATE OF ISSUE:         FEBRUARY 15, 2000

POLICY NUMBER:         0000000000     MATURITY DATE:         FEBRUARY 15, 2065


                            THIS IS A NEW YORK POLICY

POLICY SCHEDULE CONTINUED - POLICY NUMBER 0000000000

INTEREST RATE              CURRENT ANNUAL RATE
         GENERAL ACCOUNT            4.00%

CHARGES DEDUCTED FROM THE SEPARATE ACCOUNT

MORTALITY AND EXPENSE CHARGES:

         DEDUCTIONS FROM THE SEPARATE ACCOUNT WILL BE MADE AT AN ANNUAL RATE NOT TO EXCEED THE RATES STATED BELOW. THE ACTUAL DEDUCTION WILL BE MADE ON A DAILY BASIS.

         POLICY YEARS      CURRENT ANNUAL RATE
         1-10                       0.40%
         11-30                      0.20%
         THEREAFTER                 0.10%

EXPENSE CHARGES:

         PREMIUM TAX (IF APPLICABLE). DEPENDING ON THE LAWS OF THE JURISDICTION IN WHICH THIS POLICY WAS ISSUED, AND SUBJECT TO FUTURE CHANGES IN RESIDENCE, A PERCENTAGE OF EACH PREMIUM MAY BE DEDUCTED FOR PREMIUM TAX. PREMIUM TAX RATES ARE SUBJECT TO CHANGE. THE PREMIUM TAX RATE FOR THIS POLICY ON THE DATE OF ISSUE IS [0%].

         PREMIUM EXPENSE CHARGE:

         POLICY YEARS               PERCENT OF PREMIUM (AFTER DEDUCTION
                                    OF ANY STATE PREMIUM TAX)
         1-10                                 6.5%
         THEREAFTER                           1.0%

         MONTHLY ADMINISTRATION FEE:

         POLICY YEARS               CURRENT
                  1-10                $21
                  THEREAFTER          $ 6

BASIC POLICY CHARGES AND FEES:

         COST OF INSURANCE CHARGES. GUARANTEED MAXIMUM COST OF INSURANCE RATE PER $1,000 OF NET AMOUNT AT RISK ARE SHOWN ON PAGE 4B.

         SURRENDER CHARGES. SURRENDER CHARGES WILL APPLY IF THIS POLICY IS SURRENDERED OR THE SPECIFIED AMOUNT IS REDUCED DURING THE SURRENDER CHARGE PERIOD FOLLOWING THE DATE OF ISSUE. SURRENDER CHARGES WILL ALSO APPLY DURING THE SURRENDER CHARGE PERIOD FOLLOWING AN INCREASE IN THE SPECIFIED AMOUNT. SURRENDER CHARGES APPLICABLE TO THIS POLICY APPEAR ON PAGES 25 AND 26. FOR EACH PARTIAL SURRENDER THERE WILL BE AN ADDITIONAL CHARGE THAT WILL BE THE LESSER OF 2% OF THE AMOUNT WITHDRAWN OR $25.00.

                                     Page 3A

                          DEATH BENEFIT CORRIDOR RATES

                      BASED ON CASH VALUE ACCUMULATION TEST

         POLICY                            POLICY
         YEAR          RATE                YEAR            RATE

         1             6.0982              36              1.6787
         2             5.8637              37              1.6303
         3             5.6385              38              1.5851
         4             5.4220              39              1.5425
         5             5.2140              40              1.5028
         6             5.0142              41              1.4659
         7             4.8222              42              1.4317
         8             4.6378              43              1.4000
         9             4.4607              44              1.3706
         10            4.2906              45              1.3434
         11            4.1272              46              1.3180
         12            3.9703              47              1.2944
         13            3.8197              48              1.2726
         14            3.6751              49              1.2525
         15            3.5363              50              1.2341
         16            3.4031              51              1.2174
         17            3.2753              52              1.2023
         18            3.1527              53              1.1885
         19            3.0351              54              1.1759
         20            2.9225              55              1.1642
         21            2.8146              56              1.1530
         22            2.7113              57              1.1423
         23            2.6125              58              1.1315
         24            2.5179              59              1.1206
         25            2.4276              60              1.1089
         26            2.3412              61              1.0963
         27            2.2588              62              1.0828
         28            2.1803              63              1.0684
         29            2.1054              64              1.0539
         30            2.0342              65              1.0400
         31            1.9666
         32            1.9026
         33            1.8418
         34            1.7844
         35            1.7301

The Death Benefit Corridor rates between Policy Anniversaries will be calculated monthly by interpolating (straight line) between the Policy Year values shown above.

                          DEATH BENEFIT CORRIDOR RATES

                         BASED ON GUIDELINE PREMIUM TEST

     ATTAINED                              ATTAINED
     AGE OF                                AGE OF
     YOUNGER                               YOUNGER
     CONTINGENT                            CONTINGENT
     INSURED               RATE            INSURED                  RATE

       0-40                2.50                60                   1.30
         41                2.43                61                   1.28
         42                2.36                62                   1.26
         43                2.29                63                   1.24
         44                2.22                64                   1.22
         45                2.15                65                   1.20
         46                2.09                66                   1.19
         47                2.03                67                   1.18
         48                1.97                68                   1.17
         49                1.91                69                   1.16
         50                1.85                70                   1.15
         51                1.78                71                   1.13
         52                1.71                72                   1.11
         53                1.64                73                   1.09
         54                1.57                74                   1.07
         55                1.50             75-90                   1.05
         56                1.46                91                   1.04
         57                1.42                92                   1.03
         58                1.38                93                   1.02
         59                1.34                94                   1.01
                                               95+                  1.00
                                     Page 4

               TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES

                        PER $1,000 OF NET AMOUNT AT RISK


         POLICY                                POLICY
         YEAR              RATE                YEAR                RATE

             1                 0.0002          36                  1.3248
             2                 0.0008          37                  1.5889
             3                 0.0014          38                  1.8500
             4                 0.0021          39                  2.1893
             5                 0.0030          40                  2.5869
             6                 0.0040          41                  3.0365
             7                 0.0053          42                  3.5386
             8                 0.0067          43                  4.0905
             9                 0.0085          44                  4.6870
            10                 0.0106          45                  5.3370
            11                 0.0131          46                  6.0583
            12                 0.0161          47                  6.8656
            13                 0.0196          48                  7.7784
            14                 0.0237          49                  8.8077
            15                 0.0287          50                  9.9390
            16                 0.0345          51                 11.1494
            17                 0.0416          52                 12.4146
            18                 0.0503          53                 13.7194
            19                 0.0608          54                 15.0353
            20                 0.0737          55                 16.3716
            21                 0.0892          56                 17.7404
            22                 0.1080          57                 19.1597
            23                 0.1300          58                 20.6702
            24                 0.1560          59                 22.3307
            25                 0.1874          60                 24.4047
            26                 0.2249          61                 27.3233
            27                 0.2698          62                 31.9219
            28                 0.3241          63                 39.9364
            29                 0.3900          64                 54.7941
            30                 0.4695          65                 83.3333
            31                 0.5641
            32                 0.6744
            33                 0.8030
            34                 0.9511
            35                 1.1227

IF THIS POLICY HAS BEEN ISSUED IN A SPECIAL (RATED) PREMIUM CLASS, THE GUARANTEED MONTHLY COST WILL BE CALCULATED USING THE RATES SHOWN ABOVE UNLESS A FORMULA FOR ADJUSTING THE RATES APPEARS ON PAGE 3.

                                    Page 4A

                                   DEFINITIONS

Company Reference. We, Our, Us, or Company means The United States Life Insurance Company In the City of New
York.

You, Your. The words You or Your mean the Owner of this policy.

Home Office.  Our office at 390 Park Avenue, New York, New York, 10022-4684.

Administrative Center. Our service center to which You should direct all request, instructions and other communications. Our Administrative Center is located at 2727-A Allen Parkway, Houston, Texas 77019-2191. The mailing address for services is P.O. Box 4880, Houston, Texas 77210-4880. The mailing address for any premium payments not accompanied by a billing statement is P.O. Box 4728, Dept. L, Houston, TX 77210-4728.

Written, In Writing. A written request or notice in acceptable form and content, which is signed and dated, and received at Our Administrative Center.

Premium Class. One or a combination of the following terms will be used to describe the Premium Class of this policy:

Preferred. The term "Preferred" means the cost of insurance is based on the Contingent Insured being a better than average mortality risk.

Standard. The term "Standard" means the cost of insurance is based on the Contingent Insured being an average mortality risk.

Special. The term "Special" means an extra amount is being charged due to the health, occupation or avocation of a Contingent Insured.

Uninsurable. The term "Uninsurable" means the Contingent Insured would not pass the Underwriting requirements for a single life policy.

Tobacco. The term "Tobacco" means the cost of insurance is based on the Contingent Insured being a user of tobacco. Non-Tobacco. The term "Non-Tobacco" means the cost of insurance is based on the Contingent Insured being a non-user of tobacco.

                                    Page 4B

Contract. Your policy is a legal contract that You have entered into with Us. You have paid the first premium and have submitted an application, a copy of which is attached. In return, We promise to provide the insurance coverage described in this policy.

The entire contract consists of:

1.   The basic policy;

2.   The riders that add benefits to the basic policy, if any;

3.   Endorsements, if any; and

4. The attached copies of the applications, and any amendments or supplemental applications.

Date of Issue. The Date of Issue of this policy is the date from which the first policy charges are due. The Date of Issue is also the date from which all policy years, anniversaries, and monthly deduction dates are determined.

Owner. The Owner is as stated in the application unless later changed. During the last surviving Contingent Insured's lifetime, the Owner may exercise every right the policy confers or We allow (subject to the rights of any assignee of record, and to any endorsement on this policy limiting such rights). You may have multiple Owners of the policy. In that case, the authorizations of all Owners are required for all policy changes except for transfers, premium allocations and deduction allocations. We will accept the authorization of one Owner for transfers and changes in premium and deduction allocations. The Owner or Owners may be the same as one or both Contingent Insureds, but this is not required. If an Owner dies while the policy is in force and a Contingent Insured is living, ownership rights pass on to a successor owner, if any, or to the estate of the Owner.

Joint Equal Age. This policy has been issued on the basis of a Joint Equal Age which is determined from the individual age nearest birthday of each of the two Contingent Insureds with an adjustment which is the function of:

1.   The age of each Contingent Insured; and

2.   The gender of each Contingent Insured; and

3.   The premium class of each Contingent Insured.

The Joint Equal Age as of the Date of Issue is shown on the Policy Schedule. The attained Joint Equal Age will increase by one year on each policy anniversary. The attained Joint Equal Age will continue to increase after the first death of a Contingent Insured.

Last Surviving Contingent Insured. Payment of a death benefit under this policy will be made upon the death of the last survivor of the Contingent Insureds named on the Policy Schedule. As used in this policy, the terms "last survivor," "second to die" or "second death" mean "last surviving Contingent Insured."

Notification of First Death. While Death Benefit Proceeds will be payable upon the death of the second to die, We must receive proof of the death of both Contingent Insureds before payment will be made. Therefore, it is important that Written proof of the first death be furnished to the Company at the time of such death.

                                PREMIUM PAYMENTS

All premiums after the first are payable in advance. Premium payments are flexible. This means You may choose the amount and frequency of payments.

The actual amount and frequency of premium payments will affect the Accumulation Value and the amount and duration of insurance. Please refer to the Policy Values Provision for a detailed explanation.

Planned Periodic Premiums. The amount and frequency of the Planned Periodic Premiums You selected are shown on the Policy Schedule. You may request a change in the amount and frequency. We may limit the amount of any increase. (See "Maximum Premium").

Unscheduled Additional Premiums. You may pay additional premiums at any time before the Maturity Date shown on the Policy Schedule. We may limit the number and amount of additional premium if such additional premium would cause the sum of premiums paid to exceed the guideline premium limitation as defined by
Section 7702, Internal Revenue Code of 1986 (or as later amended). We will not accept an additional premium that would cause an immediate increase in the net amount at risk until we receive evidence of insurability satisfactory to us. (See "Maximum Premium" and Maximum Net Amount at Risk")

Maximum Premium. We reserve the right to refund any premium that would cause this policy to fail to qualify as life insurance under the Death Benefit Compliance Test selected, and under applicable tax laws. The test selected is shown on the Policy Schedule.

Maximum Net Amount at Risk. We reserve the right to refund any premium that would cause an immediate increase in the Net Amount at Risk unless both Contingent Insureds are living and provide evidence of insurability satisfactory to Us. Net Amount at Risk is an amount equal to the Death Benefit under the policy less the Accumulation Value.

Premium Expense Charge. The Premium Expense Charge is calculated by multiplying the premium paid (after deduction of any state premium tax or other applicable tax charges) by the Premium Expense Charge Percentage shown on the Policy Schedule. Premium Expense Charge Percentages differ according to policy year.

Net Premium. The term Net Premium as used in this policy means "The premium paid, less any applicable state premium tax, or other applicable tax charges and the Premium Expense Charge" except as follows: No Premium Expense Charge or state premium tax will be deducted if the source of the premium is Cash Surrender Values applied from another policy issued by the Company (We refer to this as an internal rollover). Any changes to the premium tax charges must be approved by the insurance official of the state in which this policy is delivered.

Allocation of Net Premiums. The initial allocation of Net Premiums is shown in the application for this policy and will remain in effect until changed by Written notice from the Owner. The percentage allocation for future Net Premiums may be changed at any time by Written Notice.

The initial Net Premium will be allocated to the Money Market Division on the later of the following dates:

1.   The Date of Issue; or

2. The date all requirements needed to place the policy in force have been satisfied, including underwriting approval and receipt in Our Administrative Center of the necessary premium.

The initial Net Premium will remain in the Money Market Division until the first Valuation Date following the 15th day after it was applied. Any additional Net Premiums received prior to the first Valuation Date which follows the 15th day after the initial Net Premium was applied will be allocated to the Money Market Division until such Valuation Date. At that time, We will transfer the Accumulation Value to the selected Investment Option(s). Each Net Premium received after such Valuation Date will be applied directly to the elected Investment Option(s) as of the Business Day received.

Changes in the allocation of Net Premiums will be effective on the date we receive the Owner's notice. The allocation may be 100% to any available Division or may be divided among these options in whole percentage points totaling 100%. We reserve the right to limit the number of Divisions which You may select.

Where to Pay. You may make Your planned periodic premium payments to Us at the address on the billing statement or to an authorized agent. The mailing address for any premium payments not accompanied by a billing statement is shown in the definition for Administrative Center. A receipt signed by an officer of the Company will be furnished upon request.

                     DEATH BENEFIT AND DEATH BENEFIT OPTIONS

Death Benefit Proceeds. If both Contingent Insureds die prior to the Maturity Date and while this policy is in force, We will pay the Death Benefit Proceeds to the Beneficiary. The Death Benefit Proceeds will be subject to:

1.   The Death Benefit Option in effect on the date of the second death; and

2. Any increases or decreases made to the Specified Amount. The Initial Specified Amount is shown on the Policy Schedule.

You can find guidelines for changing the Death Benefit Option or the Specified Amount in the section entitled "Changing Your Insurance Policy."

Any premium received after the date of the second death will be refunded and will not be included in the Accumulation Value for purposes of calculating the Death Benefit Amount.

The Death Benefit Proceeds will be the Death Benefit Amount, after reversing any premium received after the date of the second death, less any outstanding policy loan and will be subject to the other provisions of the Beneficiary and Proceeds section.

Death Benefit Compliance Test. Death benefit compliance tests are used to determine if a policy will qualify as life insurance under applicable tax laws. We will automatically increase the Death Benefit of the Policy if necessary to ensure that the Policy will continue to qualify as life insurance. There are two compliance tests which may be used: The Guideline Premium Test and the Cash Value Accumulation Test. The test which You selected when this Policy was issued is shown on the Policy Schedule. You cannot change Your election of the death benefit compliance test after the Date of Issue.

The Guideline Premium Test limits the amount of premiums paid under this Policy at any time to a certain amount which depends on the Death Benefit and the age and gender of the Contingent Insureds. Therefore, the maximum premiums you can pay are generally more limited under this test than under the Cash Value Accumulation Test.

The Cash Value Accumulation Test limits the Accumulation Value under this Policy at any time to a certain amount which depends on the Death Benefit and the insurance characteristics of the Contingent Insureds. Therefore, a substantial Accumulation Value may cause an increase in the Policy's Death Benefit.

Death Benefit Option. The Death Benefit Option which You have chosen is shown on the Policy Schedule as either Option 1 or Option 2.

Option 1. If You have chosen Option 1, the Death Benefit Amount will be the greater of:

1.   The Specified Amount on the date of the second death; or

2.   The following amount calculated on the date of the second death:

     a)   The Accumulation Value; multiplied by

     b)   The applicable Death Benefit Corridor Rate.

Option 2. If You have chosen Option 2, the Death Benefit Amount will be the greater of:

1. The Specified Amount plus the Accumulation Value on the date of the second death; or

2.   The following amount calculated on the date of the second death:

     a)   The Accumulation Value; multiplied by

     b)   The applicable Death Benefit Corridor Rate.

Death Benefit Corridor Rates are shown in the table for the Death Benefit Compliance Test which You selected.

Specified Amount. The Specified Amount is shown on the Policy Schedule. It may be increased or decreased as described in the Changing Your Insurance Policy provision.

                         CHANGING YOUR INSURANCE POLICY

You may request a change in the Specified Amount or Death Benefit Option at any time except that:

1. A decrease in the Specified Amount may not become effective prior to the end of the first policy year; and

2. Increases in the Specified Amount will be considered only while both Contingent Insureds are living.

Your request must be submitted to Our Administrative Center In Writing.

Increasing The Specified Amount. You may apply for an increase in Specified Amount by submitting for each Contingent Insured:

1.   A supplemental application; and

2.   Evidence of insurability satisfactory to Us.

An increase will be effective on the Monthly Deduction Day on or next following the date the applications for increase are approved by Us. The effective date will appear in an endorsement to this policy.

Decreasing the Specified Amount. Any decrease will go into effect on the Monthly Deduction Day following the Business Day We receive the request. The Death Benefit Amount remaining in effect after any decrease cannot be less than the greater of:

1.   The Minimum Death Benefit Amount shown on the Policy Schedule; and

2. Any Death Benefit Amount required to qualify this policy as life insurance under applicable tax laws.

Any such decrease will be applied proportionately against the Specified Amount provided under the original application and any Specified Amount increases.

Any reduction in Specified Amount will be subject to any applicable surrender charges on a pro-rata basis with the Surrender Charge prior to the reduction in Specified Amount being reduced proportionately. However, if such charge is greater than the Accumulation Value, the Specified Amount decrease will not be allowed.

Changing the Death Benefit Option. You may request a change in the Death Benefit Option You have chosen.

1. If You request a change from Option 1 to Option 2: The new Specified Amount will be the Specified Amount, prior to change, less the Accumulation Value as of the effective date of the change, but not less than zero. The change will go into effect on the Monthly Deduction Day following the date We receive Your request for change.

2. If You request a change from Option 2 to Option 1: The new Specified Amount will be the Death Benefit Amount as of the effective date of the change. The change will go into effect on the Monthly Deduction Day following the date We receive Your request for change.

Changing the Terms of Your Policy. Any change in Your policy must be approved by one of Our senior officers. No agent has the authority to make any changes or waive any of the terms of Your policy.

                           SEPARATE ACCOUNT PROVISIONS

Separate Account. Separate Account USL VL-R is a segregated investment account established by the Company under New York law to separate the assets funding the variable benefits for the class of policies to which this policy belongs from the other assets of the Company. That portion of the assets of the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account, are credited to or charged against such Account without regard to Our other income, gains or losses.

Investments of the Separate Account. The Separate Account is segmented into Divisions. Each Division invests in a single Investment Option. Net Premiums will be applied to the Separate Account and allocated to one or more Divisions. A brief description of each Division will be found starting on page X. The assets of the Separate Account are invested in the Investment Option(s) listed on the application for this policy. From time to time, We may add additional Divisions. We may also discontinue offering one or more Divisions as provided in the Rights Reserved by Us provision. You may make a change in investment selections by filing a Written change form with Our Administrative Center. You may make transfers to the additional Divisions subject to the rules stated in the Transfer Provision section and any new rules or limitations which may apply to such additional Divisions.

If shares of any of the Investment Options become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares is inappropriate, the Company may limit further investment in the shares or may substitute shares of another Investment Option for shares already purchased under this policy as provided in the Rights Reserved by Us provision.

Valuation of Assets. The assets of the Separate Account are valued as of each Valuation Date at their fair market value in accordance with Our established procedures. The Separate Account Value as of any Valuation Date prior to the Maturity Date is the sum of Your account values in each Division of the Separate Account as of that date.

Valuation Units. In order to determine policy values in the Divisions, We use Valuation Units which are calculated separately for each Division. The Valuation Unit value for each Division will vary to reflect the investment experience of the applicable Investment Option. The Valuation Unit for a Division will be determined on each Valuation Date for the Division by multiplying the Valuation Unit value for the Division on the preceding Valuation Date by the Net Investment Factor for that Division for the current Valuation Date.

Net Investment Factor. The Net Investment Factor for each Division is determined by dividing (1) by (2) and subtracting (3), where:

1. Is the net asset value per share of the applicable Investment Option as of the current Valuation Date (plus any per share amount of any dividend or capital gains distribution paid by the Investment Option since the last Valuation Date); and

2. Is the net asset value per share of the shares held in the Division as determined as of the previous Valuation Date; and

3.   Is a factor representing the Mortality and Expense Charge.

The net asset value of an Investment Option's shares held in each Division shall be the value reported to Us by that Investment Option.

Valuation Dates. Valuation of the various Divisions will occur on each Business Day during each month. If the underlying Investment Option is unable to value or determine the Division's investment in an Investment Option due to any of the reasons stated in the Suspension and Deferral of Payments Provision, the Valuation Date for the Division with respect to the unvalued portion shall be the first Business Day that the assets can be valued or determined.

Business Day. A Business Day is each day during which the New York Stock Exchange is open for business. We will treat any information or Written communications We receive after the close of a Business Day to have been received as of the next Business Day. For the purpose of collecting daily charges, a Business Day immediately preceded by one or more non-business calendar days will include those non-business days as a part of that Business Day. For example, a Business Day which falls on a Monday will consist of a Monday and the immediately preceding Saturday and Sunday.

Minimum Balance. The minimum value that may be retained in a Division after a partial surrender or transfer is shown on the Policy Schedule. If a partial surrender causes the balance in any Division to drop below such minimum amount, the Company reserves the right to transfer the remaining balance to the Money Market Division. If a transfer causes the balance in any Division to drop below the minimum amount, the Company reserves the right to transfer the remaining balance in proportion to the transfer request.

Change of Investment Advisor or Investment Objective. Unless otherwise required by law or regulation, the investment advisor or any investment objective may not be changed without Our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where the policy is being delivered.

Rights Reserved by Us. Upon notice to You, this policy may be modified by Us, but only if such modification is necessary to:

1. Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

2. Transfer any assets in any Division to another Division, or to one or more other separate accounts;

3. Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

4.   Make any new Division available to You on a basis to be determined by Us;

5. Substitute for the shares held by any Division the shares of another Division or the shares of another investment company or any other investment permitted by law;

6. Make any changes as required by the Internal Revenue Code, or by any other applicable law, regulation or interpretation in order to continue treatment of this policy as life insurance;

7. Make any changes required to comply with the requirements of any underlying Investment Option; or

8. Make other changes in this policy that in Our judgement are necessary or appropriate to ensure that this policy continues to qualify for tax treatment as life insurance, or that do not reduce any Cash Surrender Value, Death Benefit Amount, Accumulation Value or other accrued right or benefit.

When required by law, We will obtain Your approval of changes and We will gain approval from any appropriate regulatory authority.

Right to Convert in the Event of a Material Change in Investment Policy. In the event there is a material change in the investment policy of the Separate Account which has been approved by the Superintendent of the New York Department of Insurance, and You object to such change, You shall have the option to convert, without evidence of insurability, to a general account fixed benefit life insurance policy within 60 days after the later of: (1) the effective date of such change in investment policy; or (2) the receipt of the notice of the options available.

                                 GENERAL ACCOUNT

The General Account is a fixed account within Our general assets which We have established for:

1.   Any amounts transferred from the Divisions as a result of a loan; or

2.   Any amounts the Owner allocated to such Account.

The guaranteed interest rate, compounded annually, used in calculating Accumulation Values of amounts allocated to the General Account is shown on the Policy Schedule and is not based on the investment experience of any Division of the Separate Account. We can use interest rates greater than the guaranteed rates to calculate Accumulation Values of amounts allocated to the General Account. Once interest greater than the guaranteed interest rate has been credited to the Accumulation Value, it becomes non-forfeitable. Interest applied to that portion of the Accumulation Value which equals the amount of the policy loan will be at the guaranteed interest rate used in calculating Accumulation Values of amounts allocated to the General Account shown on the Policy Schedule.

                             POLICY VALUES PROVISION

Accumulation Value. The Accumulation Value of Your policy is the total of all values in the Divisions of the Separate Account and in the General Account. The Accumulation Value reflects:

1.   Net Premiums paid;

2.   Monthly deductions;

3. The investment experience of the Divisions selected less the Mortality and Expense Charge;

4. Amounts allocated to the General Account, including interest earned on amounts in the General Account;

5. Deductions due to partial surrenders and any charges for partial surrenders; and

6.   Deductions, if any, resulting from decreases in Specified Amount.

Net premiums are allocated, in accordance with Your instructions, to the General Account or allocated to the selected Divisions of the Separate Account and converted to Valuation Units.

On each Monthly Deduction Day, a Monthly Deduction will be made by reducing the unloaned portion of the General Account or redeeming Valuation Units from each applicable Division in the same ratio as the allocation of policy deductions in effect on the Monthly Deduction Day.

If the unloaned portion of the General Account or the balance in any Division of the Separate Account is insufficient to make a Monthly Deduction in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the Monthly Deduction bears to the unloaned Accumulation Value of Your policy.

The Accumulation Value in any Division is determined by multiplying the value of a Valuation Unit by the number of Valuation Units held under the policy in that Division.

The value of the Valuation Units equal to the amount being borrowed from the Separate Account will be transferred to the General Account as of the Business Day that the loan request is received In Writing.

Valuation Units are surrendered to reflect a partial surrender as of the Business Day that the request for partial surrender is received In Writing.

On the Date of Issue. The Accumulation Value on the Date of Issue is:

1.   The Net Premium received; less

2. The Monthly Deduction for the first policy month. (See "How We Calculate a Monthly Deduction.")

The first deduction day is the Date of Issue. The Monthly Deduction Day is shown on the Policy Schedule.

On Each Monthly Deduction Day. On each Monthly Deduction Day after the Date of Issue, We will determine the Accumulation Value as follows:

1.   We will take the Accumulation Value as of the last Monthly Deduction Day;

2. Add the interest earned for the month on the excess of the General Account value on the last Monthly Deduction Day over any partial surrenders and transfers made from the General Account since the last Monthly Deduction Day;

3.   Add all Net Premiums received since the last Monthly Deduction Day;

4. Add any investment gain (or subtract any investment loss) on the Divisions of the Separate Account since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units;

5. Subtract any partial surrender made and any charges for partial surrenders since the last Monthly Deduction Day; and

6. Subtract the Monthly Deduction for the policy month following the Monthly Deduction Day. (See "How We Calculate a Monthly Deduction.")

On Any Valuation Date Other than a Monthly Deduction Day. The Accumulation Value on any Valuation Date other than a Monthly Deduction Day will be the sum of:

1.   The value of the General Account as of the last Monthly Deduction Day;

2. Less any partial surrenders and any charges for partial surrenders since the last Monthly Deduction Day;

3.   Plus all Net Premiums received since the last Monthly Deduction Day; and

4. Plus the sum of the values of the Divisions of the Separate Account as of the last Monthly Deduction Day, plus the amount of any investment gain (or minus any investment loss) on the Divisions since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units.

Cash Value. The Cash Value of this policy will be equal to the Accumulation Value less the Surrender Charge, if any.

Cash Surrender Value. The Cash Surrender Value of this policy will be equal to the Cash Value less any indebtedness.

Monthly Deductions May Be Made Only if There is Sufficient Cash Surrender Value (Unless the Policy is Being Continued Under the Guaranteed Minimum Death Benefit Provision). Unless this policy is being continued in force under the "Guaranteed Minimum Death Benefit" provision, a Monthly Deduction from the Accumulation Value may be made only if the Cash Surrender Value is equal to or greater than the Monthly

Deduction. The Accumulation Value will be reduced by the amount of each Monthly Deduction which will cause an equal reduction in the Cash Surrender Value. If the Cash Surrender Value on a Monthly Deduction Day is not sufficient to meet the Monthly Deduction for the current month, this policy will be subject to the "Grace Period" and "Guaranteed Minimum Death Benefit" provisions.

Surrender Charges. Surrender Charges will apply if this policy is surrendered or the Specified Amount is surrendered or reduced during the Surrender Charge Period. Surrender Charges for any increases in Specified Amount will apply if such increases are surrendered or reduced during the Surrender Charge Period of each increase. Surrender Charges will vary according to the Joint Equal Age at issue as shown in the Table of Surrender Charges per $1,000 of Base Coverage.

You may make a request for surrender or decrease in the Specified Amount at any time during the last surviving Contingent Insured's lifetime before the Maturity Date except that a decrease in the Specified Amount may not become effective prior to the end of the first policy year.

The amount being surrendered or decreased will take affect on the Valuation Date on or next following the date We receive a Written request for surrender or decrease.

How We Calculate a Monthly Deduction.  Each Monthly Deduction includes:

1.   The cost of insurance provided by the basic policy;

2.   The cost of insurance for benefits provided by riders, if any; and

3.   The Monthly Administration Fee.

How We Calculate the Cost of Insurance for the Basic Policy. We calculate the cost of insurance at the beginning of each policy month on the Monthly Deduction Day. The cost of insurance is determined as follows:

1. Reduce the Death Benefit Amount by the amount of Accumulation Value on the Monthly Deduction Day before the cost of insurance deduction is taken, and after the Monthly Administration Fee is deducted;

2. Multiply the difference by the cost of insurance rate per $1,000 of net risk amount as provided in the "Cost of Insurance Rate" provision; and

3.   Divide the result by 1,000.

Cost of Insurance For Benefits Provided by Riders. The cost of insurance for benefits provided by riders, if any, will be as stated on the Policy Schedule or in an endorsement to this policy.

Monthly Administration Fee. An administration fee will be deducted monthly. The amount of the monthly fee may be adjusted, but will never be greater than the amount shown on the Policy Schedule.

Cost of Insurance Rate. The cost of insurance rate for the Initial Specified Amount, and for each Specified Amount increase, is based on each Contingent
Insured's:

1.   Gender;

2.   Age nearest birthday on each policy anniversary; and

3. Premium class associated with the Initial Specified Amount and each increase in the Specified Amount. The premium class is shown on the Policy Schedule.

A portion of the cost of insurance rate is used to recover acquisition costs associated with issuing the policy. Such acquisition costs are higher in the early policy years.

A table of guaranteed monthly cost of insurance rates is included in this policy. We can use cost of insurance rates that are lower than the guaranteed rates. Any change in rates will apply to all policies in the same rate class as this policy. The rate class of this policy is determined on its Date of Issue according to:

1.   The calendar year of issue and policy year;

2.   The plan of insurance;

3.   The amount of insurance; and

4.   The age, gender and premium class of each Contingent Insured.

Changes in Rates, Charges and Fees. This policy does not participate in Our profits or surplus. Any redetermination of the cost of insurance rates, interest rates, mortality and expense charges, Monthly Administration Fee or percentage of premium charges will be based on Our expectations as to investment earnings, mortality, persistency and expenses (including but not limited to, reinsurance costs and applicable tax charges.) Such changes in policy cost factors will be determined in accordance with procedures and standards on file with the Insurance Department and will be determined at least every five years. We will not change these charges in order to recoup any prior losses. We will review rates for this policy at least once in a year which rates are changed for new policies issued on this form.

Tax Charge. We reserve the right to impose additional charges or to establish reserves for any federal or local taxes that may be incurred by Us, and that may be deemed attributable to this policy. Any increase in the Tax Charge must be approved by the Superintendent of Insurance.

Grace Period. If the Cash Surrender Value on a Monthly Deduction Day is not enough to meet the Monthly Deduction for the current month, this policy will remain in force during the 61-day period that follows. If the Cash Surrender Value on a policy anniversary is not enough to pay any loan interest due, this policy will remain in force during the 61-day period that follows. Such 61-day period is referred to in this policy as the "Grace Period." There is no Grace Period for the initial Monthly Deduction.

If the amount We require to keep Your policy in force is not paid by the end of the Grace Period, this policy will terminate without value. However, We will give You at least 31 days notice prior to termination that Your policy is in the Grace Period and advise You of the amount required to keep Your policy in force. Such notice will be sent to You at Your last known address, and to the assignee of record, if any. If the last surviving Contingent Insured dies during the Grace Period, Monthly Deductions through the policy month in which the death occurred will be deducted from the proceeds.

If a surrender request is received within 31 days after the Grace Period commences, the Cash Surrender Value payable will not be less than the Cash Surrender Value on the Monthly Deduction Day the Grace Period commenced adjusted for subsequent loans and partial surrenders. The Monthly Deduction for the policy month following such Monthly Deduction Day will not be subtracted in the calculation of such Cash Surrender Value.

Guaranteed Minimum Death Benefit. A Guaranteed Minimum Death Benefit (GMDB) monthly premium is shown on the Policy Schedule. The Option 1 death benefit will remain payable while the GMDB is in force if, on each Monthly Deduction Day:

1.   The sum of premiums paid less any policy loans, is greater than:

2. The sum of monthly GMDB premiums accumulated from the Date of Issue (including the monthly GMDB premium for the current month).

It is important to note that the benefit provided is the Option 1 death benefit, even if Your policy's Cash Surrender Value has declined to zero, and even if You have selected Option 2 as the death benefit for Your policy. The GMDB is a minimum death benefit payable in lieu of (and not in addition to) benefits otherwise payable under this policy.

The GMDB premium shown on the Policy Schedule is for the Initial Specified Amount and any benefit riders in force on the Date of Issue. If the Specified Amount is increased, or if a benefit rider is added or increased, a new GMDB premium will be calculated. If a benefit rider providing term life insurance coverage is removed or decreased, a new GMDB premium will be calculated. If any other benefit rider is removed or decreased, no change will be made in the GMDB premium. If a decrease in the Specified Amount is requested by the Owner the GMDB will terminate.

If the policy lapses and is later reinstated, the GMDB will not be reinstated.

Suspension or Termination of the GMDB. You will not permanently lose the GMDB when premium payments fall below the required premium amount, as long as the policy remains in force. Your payment of sufficient premiums to pass the GMDB test will restore the GMDB.

The GMDB will terminate if:

1.   The policy terminates;

2.   The Specified Amount is decreased at the request of the Owner;

3.   A change is made in the Death Benefit Option; or

4.   A partial surrender is made.

Full Surrender. Subject to the Beneficiary and Proceeds section, You may return Your policy to Us and request its Cash Surrender Value at any time during the last surviving Contingent Insured's lifetime before the Maturity Date. The Cash Surrender Value will be determined as of the Business Day the policy and the Written request for surrender are received In Writing. If surrender takes place within 31 days after a policy anniversary, the Cash Surrender Value will not be less than on that anniversary. The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

Partial Surrender. At any time after the first policy year, You may request a portion of the Cash Surrender Value of the policy. Your request must be made In Writing during the last surviving Contingent Insured's lifetime before the Maturity Date. The minimum partial surrender is shown on the Policy Schedule.

Valuation Units are surrendered to reflect a partial surrender as of the Business Day We receive the Written request for partial surrender.

A partial surrender will result in a reduction of the Cash Value, Accumulation Value and the Death Benefit Amount. The Cash and Accumulation Values will be reduced by the amount of the partial surrender. The reduced Death Benefit Amount will be determined in accordance with the Death Benefit Option provision. If Your Death Benefit Option is Option 1, the Specified Amount will be reduced by the amount of the partial surrender. (The reduced amount will not be less than $25,000.) The Death Benefit Amount remaining after this reduction must be no less than the Minimum Death Benefit Amount after a Decrease in Specified Amount shown on the Policy Schedule.

A partial surrender will result in the cancellation of Valuation Units from each applicable Division and a reduction of the unloaned portion of the General Account in the same ratio as the allocation of policy deductions in effect on the date of each partial surrender. If the number of Valuation Units in any Division or in the unloaned portion of the General Account is insufficient to make a partial surrender in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the ratio the partial surrender request bears to the Cash Surrender Value of Your policy. You must state In Writing in advance how partial surrenders should be made if other than this method is to be used.

In addition to the amounts shown in the Table of Surrender Charges, there will be a charge for each partial surrender not to exceed the lesser of 2% of the amount withdrawn or $25.

The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

Period of Insurance Coverage if Amount or Frequency of Premium Payments Is Reduced or if Premium Payments Are Discontinued. If You reduce the amount or frequency of premium payments, or if You discontinue payment of premiums, We will continue making Monthly Deductions (as long as there is sufficient Cash Surrender Value to make such deductions) until the Maturity Date. This policy will remain in force until the earliest of the following dates:

1. The Maturity Date (if there is sufficient Cash Surrender Value to make Monthly Deductions to that date);

2.   Surrender of the policy;

3.   The end of the Grace Period; or

4.   Death of the last surviving Contingent Insured.

                               TRANSFER PROVISION

Transfer of Accumulation Value. Transfers will be made as of the Business Day We receive the Written transfer request, subject to the restrictions that follow. If You elect to use the transfer privilege, We will not be liable for a transfer made in accordance with Your instructions. We may not unilaterally terminate or discontinue the transfer privilege. However, we reserve the right to charge a $25 fee for each transfer in excess of 12 in a policy year. Any such charge will be administered in a nondiscriminatory manner. Transfers under the Dollar Cost Averaging or Automatic Rebalancing programs will not count toward the 12 free transfers.

Transfer of Accumulation Value (Separate Account). You may transfer all or part of Your interest in a Division of the Separate Account subject to the following:

1.   The minimum amount which may be transferred is $500.

2. If the entire amount in a Division of the Separate Account is not being transferred, the minimum which must remain is $500.

Transfers between Separate Account Divisions result in the redemption of Valuation Units in one Division and the purchase of Valuation Units in the Division to which the transfer is made. We will not honor Your request for a transfer if the Separate Account is unable to purchase shares of an Investment Option for any reason.

Transfer of Accumulation Value (General Account). A transfer from the General Account to a Division of the Separate Account may be made during the 60 day period following each policy anniversary. The amount that may be transferred will be the greatest of the following amounts:

1. Twenty-five percent (25%) of the unloaned portion of the General Account as of the policy anniversary;

2. The total dollar amount withdrawn from the General Account during the prior policy year (whether the amount withdrawn was a partial surrender for cash or was being transferred to the Separate Account);

3.   $500.

Dollar Cost Averaging. Dollar Cost Averaging (DCA) is an automatic transfer of funds made periodically prior to the Maturity Date in accordance with instructions from the Owner. Transfers will be made in accordance with the Transfer provisions, except as provided below:

1.   DCA transfers may be made:

     (a)  On any day of the month except the 29th, 30th or 31st;

     (b)  On a monthly, quarterly, semi-annual or annual basis; and

     (c) From the Money Market Division to one or more of the other Separate Account Divisions.

2. DCA may be elected only if the Accumulation Value at the time of election is $5,000 or more.

3. The minimum amount of each DCA transfer is $100, or the remaining amount in the Money Market Division, if less.

4. DCA may not begin prior to the first Valuation Date following the 15th day after the initial Net Premium is applied.

5. DCA will end when there is no longer any value in the Money Market Division, or when You request that DCA end.

6. Amounts applied to the Money Market Division while DCA is active will be available for future dollar cost averaging in accordance with the current DCA request.

7.   There is no charge for DCA.

8.   DCA is not available if Automatic Rebalancing is active.

Automatic Rebalancing. Automatic Rebalancing occurs when funds are transferred by the Company between the Separate Account Divisions so that the values in each Division match the premium allocation percentages then in effect. You may choose Automatic Rebalancing on a quarterly, semi-annual or annual basis if your Accumulation Value is $5,000 or more. The date Automatic Rebalancing occurs will be based on the Date of Issue of Your policy. For example, if Your policy is dated January 17, and You have requested Automatic Rebalancing on a quarterly basis, Automatic Rebalancing will start on April 17, and will occur quarterly thereafter. After Automatic Rebalancing is elected, it will continue until We are notified In Writing that it is to be discontinued. There is no charge for Automatic Rebalancing. Automatic Rebalancing is not available if DCA is active.

                  SUSPENSION AND DEFERRAL OF PAYMENTS PROVISION

We reserve the right to defer payment of any Death Benefit Amount, loan or other distribution that comes from that portion of Your Accumulation Value that is allocated to Separate Account USL VL-R, if:

1. The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted;

2. An emergency exists, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to fairly determine the Accumulation Value; or

3. The U.S. Securities and Exchange Commission by order permits the delay for the protection of Owners.

As to amounts allocated to the General Account, We may defer payment of any Cash Surrender Value withdrawal or loan amount for up to six months, or the period allowed by law, whichever is less, after We receive the request In Writing. If payment is deferred for more than 10 days We will pay interest at an annual effective rate of not less than 3% per year from the date of the request.

Written notice of both the imposition and termination of any such suspension will be given to the Owners, assignees of record and any irrevocable Beneficiaries.

Payments which were due to have been made and which were deferred following the suspension of the calculation of the Cash Surrender Value will be made within thirty (30) days following the lifting of the suspension, and will be calculated based on the Valuation Date which immediately follows termination of the suspension.

                                  POLICY LOANS

You should consult Your tax advisor before You obtain a Policy Loan

You may borrow from Us at any time while this policy is in force, an amount which is equal to or less than the policy loan value. The policy loan value will be the Cash Surrender Value, less interest on the amount to be borrowed (including interest on any prior outstanding policy loan) to the next policy anniversary.

The value of Valuation Units equal to the amount You borrow from the Separate Account will be transferred to the General Account as of the Business Day that We receive Your Written loan request.

Obtaining a Loan. You may obtain a policy loan by Written request and assignment of the policy as sole security for the loan. The Company may delay processing the loan requested if the Suspension and Deferral of Payments Provision is in effect.

Effect of a Loan. When a loan is made, an amount equal to the amount being borrowed from the Separate Account will be transferred to the General Account. A loan will result in cancellation of units from each applicable Division and reduction of the unloaned portion of the General Account according to the allocation of policy deductions then in effect. The resulting amount will be added to the loaned portion of the General Account. If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient for a loan to be made in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the loan bears to the unloaned Accumulation Value of Your policy. You must state In Writing in advance which Division units are to be canceled if a different method is to be used.

Repayment of a loan will first be allocated to the General Account until You have repaid any loaned amounts that were allocated to the General Account. You may tell Us how to allocate repayments above that amount. If You do not tell Us, an amount equal to the loan repayment will be transferred from the General Account to the Divisions in the same ratio currently in effect for the allocation of Net Premiums.

A loan, whether or not repaid, will have a permanent effect on the Cash Surrender Values and on the death benefits. If not repaid, any indebtedness will reduce the amount of Death Benefit Proceeds and the amount available upon surrender of the policy.

Loan Interest. Loan interest will accrue daily at an annual effective rate of 4.31% during the first 10 policy years, and 4.08% thereafter payable in advance. (This is equivalent to an annual effective rate of 4.50% during the first 10 policy years and 4.25% thereafter paid in arrears.) On each policy anniversary, loan interest for the next year is due in advance. Unpaid loan interest will be deducted from the various accounts according to the Allocation of Policy Deductions then in effect, and added to the loaned portion of the General Account.

If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient to deduct unpaid loan interest in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the unpaid loan interest bears to the unloaned Accumulation Value of Your policy. We will credit interest monthly on the loaned portion of the General Account at the guaranteed interest rate used in calculating Accumulated Values of amounts allocated to the General Account shown in the Policy Schedule.

Preferred Loans. A "Preferred Loan" is a policy loan that is made at a net cost to the Owner that is less than the net cost of other policy loans. Starting on the tenth policy anniversary, this policy will be eligible for "Preferred Loans" subject to the following guidelines:

1. The maximum amount eligible for Preferred Loans during a policy year is restricted to the lesser of the following values on the first day of such policy year:

     a)   The policy loan value; or

     b)   10% of the Accumulation Value.

2. When a Preferred Loan is made, interest to the next policy anniversary will be charged at the rate shown in the Loan Interest provision.

3. Interest credited to the amount of the Accumulation Value offset by a Preferred Loan:

     a) Will be an annual effective rate that is equal to or less than the Policy Loan annual effective interest rate; and

     b) Will be at a higher rate than the rate used to credit interest to values offset by any other policy loan and will never be less than an annual effective rate of 4.25%.

How You May Repay a Policy Loan. You may repay all or part of a policy loan at any time, except that;

1. Repayment may be made only while this policy is in force and prior to the death of the last surviving Contingent Insured;

2.   A partial repayment must be at least $10; and

3. At the time You repay all or part of a policy loan, You must specify the payment is to repay all or part of the policy loan.

At any time Your policy loan exceeds the Cash Value, this policy will lapse. However, at least 31 days prior notice must be mailed by Us to Your last known address and to the assignee of record, if any.

We Can Delay Payment. Subject to the "Suspension and Deferral of Payments provision, We can delay lending You money for up to 6 months, or the period allowed by law, whichever is less. However, We cannot delay lending You money if the amount is to be used to pay a premium to Us.

                            BENEFICIARY AND PROCEEDS

Beneficiary. The Beneficiary, with respect to each Contingent Insured, will be as named in the application, or later changed by the Owner. Unless the Owner provides otherwise, upon the death of the last surviving Contingent Insured We will pay proceeds in equal shares to the named Beneficiaries that survive such Contingent Insured. Unless otherwise provided by the beneficiary designation, proceeds will be paid as follows:

1. If any Beneficiary of the last surviving Contingent Insured dies while the last surviving Contingent Insured is living, that Beneficiary's interest will pass to any other Beneficiaries of the last surviving Contingent Insured according to their respective interests.

2. If there is no Beneficiary upon the death of the last surviving Contingent Insured (and there is no provision to the contrary), proceeds will be paid in one sum to the Owner, if living; otherwise, proceeds will be paid to the Owner's estate.

Common Disaster. If We cannot determine whether a Beneficiary or the last surviving Contingent Insured died first in a common disaster, We will assume that the Beneficiary died first. We will pay proceeds on this basis unless an endorsement to this policy provides otherwise.

Simultaneous Death of Contingent Insureds. If We are unable to determine to Our satisfaction that one of the Contingent Insureds predeceased the other, it will be assumed that the Contingent Insureds died simultaneously. Thereupon, one-half of the Death Benefit Proceeds will be payable with respect to each of the Contingent Insureds.

Proceeds. Proceeds means the amount payable on:

1.   The Maturity Date;

2.   Exercise of the full surrender benefit; or

3.   The death of the last surviving Contingent Insured.

The Proceeds on the Maturity Date will be the Cash Surrender Value. The Proceeds on the last surviving Contingent Insured's death will be the Death Benefit Amount less any outstanding policy loan.

All Proceeds and partial surrender benefits are subject to the provisions of the Payment Options section and the other provisions of this policy.

                       CHANGE OF OWNERSHIP OR BENEFICIARY

You may change the Owner or the Beneficiary at any time prior to the death of the last surviving Contingent Insured unless the previous designation provides otherwise. To do so, send a Written request to Our Administrative Center. The change will go into effect when We have recorded the change.

However, after the change is recorded, it will be deemed effective as of the date of Your Written request for change. The change will be subject to any payment made or action We take before the request is recorded.

                                 PAYMENT OPTIONS

Instead of being paid in one sum, all or part of the proceeds may be applied under any of the Payment Options described in this provision. In addition to these options other methods of payment may be chosen with Our consent.

Payment Contract. When proceeds become payable under a Payment Option, a Payment Contract will be issued to each payee. The Payment Contract will state the rights and benefits of the payee. It will also name those who are to receive any balance unpaid at the death of the payee.

Election of Options. The Owner may elect or change any Payment Option prior to the death of the last surviving Contingent Insured, subject to the provisions of this policy. This election or change must be In Writing.

Within 60 days after We receive Written notification of the last surviving Contingent Insured's death, a payee entitled to proceeds in one sum may elect to receive proceeds under any option.

Option 1. Payments for a Specified Period: Equal monthly payments will be made for a specified period. The Option 1 Table in this policy shows the monthly income for each $1,000 of proceeds applied.

Option 2. Payments of a Selected Amount: Equal monthly payments of a selected amount will be made. Each payment must be at least $60 a year for each $1,000 of proceeds applied. Payments will continue until the amount applied, with interest, has been paid in full.

Option 3. Monthly Payments for Life: Equal monthly payments will be made for a specified period, and will continue after that period for as long as the payee lives. The specified period may be 10, 15 or 20 years.

The Option 3 Table in this policy shows the monthly income for each $1,000 of proceeds applied. The tables are based on the 1983a Male or Female Tables adjusted by projection scale G for 9 years, with interest at the rate of 3% per year and a 2% load.

At the time payments are to begin under this option, the payee may choose one of the following:

1.   Monthly payments based on the Option 3 Table; or

2. Monthly payments equal to a monthly annuity based on Our single premium immediate annuity rates then in use.

Option 4. Proceeds Left at Interest: Proceeds may be left on deposit with Us for any period up to 30 years. Interest earned on the proceeds may be:

1.   Left on deposit to accumulate at the rate of 3% compounded annually; or

2. Paid in installments at the rate for each $1,000 of proceeds of $30 annually, $14.89 semiannually, $7.42 quarterly or $2.47 monthly.

Upon the death of the payee, or at the end of the specified period, any balance left on deposit will be paid in a lump sum or under Payment Options 1, 2 or 3.

Interest Rates. The guaranteed rate of interest for proceeds held under Payment Options 1, 2, 3 and 4 is 3% compounded annually. We may credit interest at a higher rate. Any higher rate will be determined by Us.

Payments. The first payment under Options 1, 2 and 3 will be made when the claim for payment of proceeds has been approved. Payments after the first will be made according to the manner of payment chosen. Interest under Option 4 will be credited from the date We receive Written notification of death and paid or added to the proceeds as provided in the Payment Contract.

Availability of Options. If the proposed payee is not a natural person, payment options may be chosen only with Our consent.

If this policy is assigned, We will have the right to pay the assignee in one sum the amount to which the assignee is entitled. Any balance will be applied according to the option chosen.

The amount to be applied under any one option must be at least $2,000. The payment elected under any one option must be at least $25. If the total policy proceeds are less than $2,000, payment will be made in one lump sum.

Evidence That Payee is Alive. Before making any payment under a Payment Option, We may ask for proof that the payee is alive. If We request proof, no payment will be made or considered due until We receive proof.

Death of a Payee. If a payee dies, any unpaid balance will be paid as stated in the Payment Contract. If there is no surviving payee named in the Payment Contract, We will pay the estate of the payee:

1. Under Options 1 and 3, the value, as of the date We receive Written notification of death, of the remaining payments for the specified period discounted at the rate of interest, compounded annually, that was used in determining the amount of the monthly payment;

2. Under Options 2 and 4, the balance of any proceeds remaining unpaid with accrued interest, if any.

Withdrawal of Proceeds Under Options 1 or 2. If provided in the Payment Contract, a payee will have the right to withdraw the entire unpaid balance under Options 1 or 2. Under Option 1, the amount will be the value of the remaining payments for the specified period discounted at the rate of interest used in determining monthly income. Under Option 2, the amount will be the entire unpaid balance.

Withdrawal of Proceeds Under Option 4. A payee will have the right to withdraw proceeds left under Option 4 subject to the following rules:

1.   The amount to be withdrawn must be $500 or more; and

2.   A partial withdrawal must leave a balance on deposit of $1,000 or more.

Withdrawals May Be Deferred. We may defer payment of any withdrawal for up to 6 months from the date We receive a Written withdrawal request.

Assignment. Payment Contracts may not be assigned.

Change in Payment. The right to make any change in payment is available only if the Payment Contract provides for a change in payment.

Claims of Creditors. To the extent permitted by law, proceeds will not be subject to any claims of a Beneficiary's creditors.

                               GENERAL PROVISIONS

Assigning Your Policy. Prior to the death of the last surviving Contingent Insured, You may assign this policy as security for an obligation. We will not be bound by an assignment unless it is received In Writing at Our Administrative Center. Two copies of the assignment must be submitted. We will retain one copy and return the other. We will not be responsible for the validity of any assignment.

Incontestability. We rely on the statements made in the application for the policy and applications for any reinstatements or increases in Specified Amount. These statements are considered representations and not warranties. No statement may be used in defense of a claim under the policy unless it is in such applications.

We cannot contest this policy after it has been in force during the last surviving Contingent Insured's lifetime for 2 years from the Date of Issue. However, We can contest an increase in Specified Amount requested by You before such increase has been in effect during the last surviving Contingent Insured's lifetime for 2 years.

Additionally, if this policy is reinstated, We cannot contest the reinstated policy after it has been in force during the last surviving Contingent Insured's lifetime for 2 years from the date of reinstatement. However, We can contest a reinstatement or an increase in Specified Amount based solely on the information provided in the application for such reinstatement or increase.

These 2 year limitations do not apply to any Disability or Accidental Death Benefit, or to the nonpayment of premium.

Suicide Exclusion. If the last surviving Contingent Insured takes his or her own life within 2 years from the Date of Issue, We will refund all premiums paid, less any policy loans, and less any partial cash surrenders paid, and this policy will be terminated as of the Date of Issue.

If there are any increases in the Specified Amount that results from an application by You subsequent to the Date of Issue (see the section entitled "Changing Your Insurance Policy"), a new 2 year period shall apply to each increase beginning on the date of each increase.

If the last surviving Contingent Insured takes his or her own life during the 2 year period following an increase, but after the policy has been in force for 2 years or more, We will refund the costs of insurance that were deducted for the increase, and that increase will be terminated. The Initial Specified Amount, and any increases in Specified Amount that have been in force for 2 years or more, will remain in force on the life of the last surviving Contingent Insured.

Age or Gender Incorrectly Stated. If the age or gender of a Contingent Insured has been misstated to Us, We will adjust the excess of the Death Benefit Amount over the Accumulation Value on the date of death to that which would have been purchased by the Monthly Deduction for the policy month of death at the correct cost of insurance rate. By age, We mean age nearest birthday as of the Date of Issue.

Statutory Basis of Policy Values. The Cash Values of the policy are not less than the minimum values required by the law of the state where this policy is delivered. The calculation of the Cash Values includes a charge for the cost of insurance, as shown in the Table of Guaranteed Monthly Cost of Insurance Rates and for the General Account interest at the annual effective rate shown on the Policy Schedule.

Calculation of minimum Cash Values, nonforfeiture benefits and Guaranteed Cost of Insurance Rates are based on the 1980 Smoker or Nonsmoker Commissioners Standard Ordinary Ultimate Mortality Table for the appropriate gender and age nearest birthday.

A detailed statement of the method of computing values has been filed with the state insurance department where required.

No Dividends. This policy will not pay dividends. It will not participate in any of Our surplus or earnings.

Annual Report. We will send to You at least once a year, without charge, an annual report which will show a summary of all transactions since the last report, including:

1.   Premiums paid;

2.   Transfers;

3.   Expense charges deducted;

4.   The cost of insurance deducted;

5.   Partial surrender benefits deducted including partial surrender fees;

6.   The amount of any outstanding policy loan;

7.   Separate Account Unit Values;

8.   The current Cash Surrender Value and Accumulation Values;

9.   The Death Benefit Amount; and

10.  Any other information required by the Superintendent of Insurance.

When This Policy Terminates. This policy will terminate if:

1.   You request that this policy be terminated;

2.   The last surviving Contingent Insured dies;

3.   Premiums are refunded due to suicide of the last surviving Contingent
     Insured;

4.   The policy matures; or

5. The Grace Period ends and there is not sufficient Cash Surrender Value to cover a Monthly Deduction.

Reinstatement. "Reinstating" means placing Your policy in force after it has terminated at the end of the Grace Period. We will reinstate this policy if We receive:

1. Your Written request within 5 years after the end of the Grace Period and before the Maturity Date;

2. Current evidence of insurability satisfactory to Us for each Contingent Insured who was living on the date the policy terminated;

3.   Payment of enough premiums to keep the policy in force for 2 months; and

4.   Payment or reinstatement of any indebtedness.

The reinstated policy will be in force from the Monthly Deduction Day on or following the date We approve the reinstatement application.

The original surrender charge schedule will apply to a reinstated policy. The Accumulation Value at the time of reinstatement will be:

1. The Surrender Charge deducted at the time of lapse (such charge not being greater than the Accumulation Value at the time of lapse before the Surrender Charge was applied); plus

2. The Net Premium allocated in accordance with the premium allocation percentages at time of lapse unless the reinstatement application provides otherwise, using Unit Values as of the date of reinstatement; plus

3.   Any loan, repaid or reinstated; less

4.   The Monthly Deduction for one month.

The dollar amount of any Surrender Charge reinstated will be the same as the dollar amount of Surrender Charge at the time of lapse, and will be applied to the funds from which the Surrender Charge was deducted at the time of lapse using Unit Values as of the date of reinstatement.

Option to Exchange Policy During First 18 Months. At any time during the first 18 months from the Date of issue of this policy, and while this policy is in force on a premium paying basis, it may be exchanged for any general account plan of life insurance offered by the Company for exchange on the Date of Issue of this policy, subject to the following conditions.

1. The new policy will be issued with the same Date of Issue, insurance age, and risk classification as this policy;

2. The amount of insurance will be the same as the initial amount of insurance under this policy;

3. The new policy may include any additional benefit provided by rider included in this policy if available for issue with the new policy;

4. The exchange will be subject to an equitable premium or cash value adjustment that takes appropriate account of the premiums and cash values under the original and new policies;

5.   Evidence of insurability will not be required for the exchange.

                           PAID-UP ENDOWMENT INSURANCE

Surrender Value Option. The following Paid-Up Endowment Option may be elected by submitting a written request in a form acceptable to the Company. The request must be received at Our Administrative Office prior to (a) the maturity date of this policy, and (b) the date of death of the last surviving Contingent Insured. Benefits provided by riders, if any, will lapse when the Paid-Up Endowment Option becomes effective.

Paid-Up Endowment Insurance. At least once each year you have the option to transfer all separate account funds to the general account and apply your Cash Surrender Value to purchase a nonparticipating Paid-Up Endowment Insurance as follows:

1. If both insureds are alive on the date the Paid-Up Endowment Option becomes effective this policy will be exchanged for a non-variable joint and last survivor insurance policy.

2. If only one insured is alive on the date the Paid-Up Endowment Option becomes effective this policy will be exchanged for a non-variable single life insurance policy.

The amount of such Paid-Up Insurance will be calculated using the Cash Surrender Value of this policy as a net single premium at the then current age of the insureds (if both insureds are alive on the effective date of this option), or the last surviving Contingent Insured (insureds (if only one insured is alive on the effective date of this option).

The Cash Surrender Values of the Paid-Up Endowment Insurance are not less than the minimum values required by the state in which this policy is delivered. The calculation of Cash Surrender Values includes interest at the annual rate of 4%. The Paid-Up Endowment Insurance is not subject to the Monthly Administration Fee.

Calculation of the minimum Cash Surrender Values of the Paid-Up Endowment Insurance is based on the Composite 1980 Smoker or Non-Smoker Commissioners Standard Ordinary Ultimate Mortality Table for the appropriate gender and age last birthday. A detailed statement of the method of computing values has been filed with the state insurance department where required.

             TABLE OF SURRENDER CHARGES PER $1,000 OF BASE COVERAGE

The following charges apply to each $1,000 of Base Coverage surrendered during the Surrender Charge Period following the Date of Issue. The charges also apply to each $1,000 of increase in Base Coverage surrendered during the Surrender Charge Period of each increase. The word "surrender" as used in this provision means full surrender, or a reduction in Base Coverage at the request of the Owner, or due to a partial surrender. The charge for the surrender of all or any portion of the Base Coverage during the Surrender Charge Period following the Date of Issue will be equal to the rate shown below for the joint equal age at issue and the year of surrender, multiplied by the number of thousands of Base Coverage being surrendered. The charges for surrender of all or any portion of an increase in Base Coverage will be equal to the rates shown below for the joint equal age at issue of such increase and year of surrender, multiplied by the number of thousands of such increase being surrendered. There will be an additional charge for each partial surrender that will be the lesser of 2% of the amount withdrawn or $25.00.

JEA\DUR          1       2       3       4      5       6       7       8       9     10
        16    0.78    0.68    0.59    0.49   0.39    0.31    0.23    0.16    0.08   0.00
        17    0.78    0.68    0.59    0.49   0.39    0.31    0.23    0.16    0.08   0.00
        18    0.84    0.74    0.63    0.53   0.42    0.34    0.25    0.17    0.08   0.00
        19    0.90    0.79    0.68    0.56   0.45    0.36    0.27    0.18    0.09   0.00
        20    0.96    0.84    0.72    0.60   0.48    0.38    0.29    0.19    0.10   0.00
        21    1.02    0.89    0.77    0.64   0.51    0.41    0.31    0.20    0.10   0.00
        22    1.08    0.95    0.81    0.68   0.54    0.43    0.32    0.22    0.11   0.00
        23    1.14    1.00    0.86    0.71   0.57    0.46    0.34    0.23    0.11   0.00
        24    1.20    1.05    0.90    0.75   0.60    0.48    0.36    0.24    0.12   0.00
        25    1.25    1.09    0.94    0.78   0.62    0.50    0.37    0.25    0.13   0.00
        26    1.31    1.15    0.98    0.82   0.65    0.52    0.39    0.26    0.13   0.00
        27    1.37    1.20    1.03    0.86   0.68    0.55    0.41    0.28    0.14   0.00
        28    1.43    1.25    1.07    0.89   0.71    0.57    0.43    0.29    0.14   0.00
        29    1.51    1.32    1.13    0.94   0.76    0.60    0.45    0.30    0.15   0.00
        30    1.60    1.40    1.20    1.00   0.80    0.64    0.48    0.32    0.16   0.00
        31    1.72    1.50    1.29    1.07   0.86    0.68    0.52    0.34    0.17   0.00
        32    1.83    1.60    1.37    1.15   0.92    0.73    0.55    0.37    0.19   0.00
        33    1.95    1.70    1.46    1.22   0.98    0.78    0.59    0.39    0.20   0.00
        34    2.10    1.84    1.58    1.31   1.05    0.84    0.63    0.42    0.21   0.00
        35    2.23    1.95    1.67    1.39   1.12    0.89    0.67    0.44    0.22   0.00
        36    2.40    2.10    1.80    1.50   1.20    0.96    0.72    0.48    0.24   0.00
        37    2.57    2.25    1.93    1.61   1.28    1.03    0.77    0.52    0.26   0.00
        38    2.74    2.40    2.06    1.72   1.37    1.10    0.82    0.55    0.28   0.00
        39    2.95    2.59    2.21    1.85   1.48    1.18    0.89    0.59    0.29   0.00
        40    3.13    2.74    2.35    1.96   1.57    1.25    0.94    0.62    0.31   0.00
        41    3.35    2.93    2.51    2.09   1.68    1.34    1.01    0.67    0.34   0.00
        42    3.58    3.13    2.69    2.24   1.79    1.43    1.07    0.71    0.36   0.00
        43    3.81    3.34    2.86    2.38   1.91    1.52    1.15    0.76    0.38   0.00
        44    4.10    3.59    3.07    2.56   2.05    1.64    1.23    0.82    0.41   0.00
        45    4.29    3.76    3.22    2.68   2.15    1.72    1.29    0.86    0.43   0.00
        46    4.55    3.98    3.41    2.84   2.28    1.82    1.37    0.91    0.46   0.00
        47    4.81    4.21    3.61    3.01   2.41    1.93    1.45    0.96    0.48   0.00
        48    5.08    4.44    3.81    3.17   2.54    2.03    1.52    1.01    0.51   0.00
        49    5.40    4.73    4.05    3.38   2.70    2.16    1.62    1.08    0.54   0.00
        50    5.67    4.96    4.25    3.55   2.84    2.27    1.70    1.13    0.57   0.00

             TABLE OF SURRENDER CHARGES PER $1,000 OF BASE COVERAGE

The following charges apply to each $1,000 of Base Coverage surrendered during the Surrender Charge Period following the Date of Issue. The charges also apply to each $1,000 of increase in Base Coverage surrendered during the Surrender Charge Period of each increase. The word "surrender" as used in this provision means full surrender, or a reduction in Base Coverage at the request of the Owner, or due to a partial surrender. The charge for the surrender of all or any portion of the Base Coverage during the Surrender Charge Period following the Date of Issue will be equal to the rate shown below for the joint equal age at issue and the year of surrender, multiplied by the number of thousands of Base Coverage being surrendered. The charges for surrender of all or any portion of an increase in Base Coverage will be equal to the rates shown below for the joint equal age at issue of such increase and year of surrender, multiplied by the number of thousands of such increase being surrendered. There will be an additional charge for each partial surrender that will be the lesser of 2% of the amount withdrawn or $25.00.

  JEA \ DUR       1       2      3       4       5       6      7       8       9      10
---------------------------------------------------------------------------------------------
      51         10.05    8.79   7.54    6.28    5.03    4.02   3.02    2.01    1.01    0.00
      52         10.65    9.32   7.99    6.66    5.33    4.26   3.20    2.13    1.07    0.00
      53         11.25    9.84   8.44    7.03    5.63    4.50   3.38    2.25    1.13    0.00
      54         12.01   10.51   9.01    7.51    6.01    4.80   3.60    2.40    1.20    0.00
      55         12.72   11.13   9.54    7.95    6.36    5.09   3.82    2.54    1.27    0.00
      56         13.67   11.96  10.25    8.54    6.84    5.47   4.10    2.73    1.37    0.00
      57         14.63   12.80  10.97    9.14    7.32    5.85   4.39    2.93    1.46    0.00
      58         15.58   13.63  11.69    9.74    7.79    6.23   4.67    3.12    1.56    0.00
      59         16.77   14.67  12.58   10.48    8.39    6.71   5.03    3.35    1.68    0.00
      60         17.79   15.57  13.34   11.12    8.90    7.12   5.34    3.56    1.78    0.00
      61         19.16   16.77  14.37   11.98    9.58    7.66   5.75    3.83    1.92    0.00
      62         20.52   17.96  15.39   12.83   10.26    8.21   6.16    4.10    2.05    0.00
      63         21.89   19.15  16.42   13.68   10.95    8.76   6.57    4.38    2.19    0.00
      64         23.59   20.64  17.69   14.74   11.80    9.44   7.08    4.72    2.36    0.00
      65         25.20   22.05  18.90   15.75   12.60   10.08   7.56    5.04    2.52    0.00
      66         27.35   23.93  20.51   17.09   13.68   10.94   8.21    5.47    2.74    0.00
      67         29.49   25.80  22.12   18.43   14.75   11.80   8.85    5.90    2.95    0.00
      68         31.64   27.69  23.73   19.78   15.82   12.66   9.49    6.33    3.16    0.00
      69         34.32   30.03  25.74   21.45   17.16   13.73  10.30    6.86    3.43    0.00
      70         36.46   31.90  27.35   22.79   18.23   14.58  10.94    7.29    3.65    0.00
      71         39.31   34.40  29.48   24.57   19.66   15.72  11.79    7.86    3.93    0.00
      72         40.90   35.79  30.68   25.56   20.45   16.36  12.27    8.18    4.09    0.00
      73         42.55   37.23  31.91   26.59   21.28   17.02  12.77    8.51    4.26    0.00
      74         43.70   38.24  32.78   27.31   21.85   17.48  13.11    8.74    4.37    0.00
      75         47.45   41.52  35.59   29.66   23.73   18.98  14.24    9.49    4.75    0.00
      76         49.08   42.95  36.81   30.68   24.54   19.63  14.72    9.82    4.91    0.00
      77         49.36   43.19  37.02   30.85   24.68   19.74  14.81    9.87    4.94    0.00
      78         49.65   43.44  37.24   31.03   24.83   19.86  14.90    9.93    4.97    0.00
      79         50.00   43.75  37.50   31.25   25.00   20.00  15.00   10.00    5.00    0.00
      80         50.00   43.75  37.50   31.25   25.00   20.00  15.00   10.00    5.00    0.00
      81         50.00   43.75  37.50   31.25   25.00   20.00  15.00   10.00    5.00    0.00
      82         50.00   43.75  37.50   31.25   25.00   20.00  15.00   10.00    5.00    0.00
      83         50.00   43.75  37.50   31.25   25.00   20.00  15.00   10.00    5.00    0.00
      84         49.95   43.71  37.46   31.22   24.98   19.98  14.99    9.99    5.00    0.00
      85         49.65   43.44  37.24   31.03   24.83   19.86  14.90    9.93    4.97    0.00
      86         49.35   42.93  37.01   31.09   24.68   18.75  12.34    6.42    0.00    0.00
      87         49.00   41.65  34.79   27.93   21.07   14.21   6.86    0.00    0.00    0.00
      88         48.50   40.26  32.50   24.25   16.01    8.25   0.00    0.00    0.00    0.00
      89         48.10   38.48  28.86   19.24    9.62    0.00   0.00    0.00    0.00    0.00
      90         47.75   35.81  23.88   11.94    0.00    0.00   0.00    0.00    0.00    0.00

           TABLES OF MONTHLY INSTALLMENTS FOR EACH $1,000 OF PROCEEDS

----------------------------------------------------------------------------------------------------------------------------
                                                        OPTION 1 TABLE
                                             INSTALLMENTS FOR A SPECIFIED PERIOD
----------------------------------------------------------------------------------------------------------------------------
  Number        Amount of         Number        Amount of        Number       Amount of         Number           Amount of
 of Years        Monthly         of Years        Monthly        Of Years       Monthly         Of Years           Monthly
  Payable     Installments       Payable       Installments     Payable     Installments       Payable         Installments
----------------------------------------------------------------------------------------------------------------------------
     5            $   17.91           15          $    6.87       25          $   4.71           35                $   3.82
     6                15.14           16               6.53       26              4.59           36                    3.76
     7                13.16           17               6.23       27              4.47           37                    3.70
     8                11.68           18               5.96       28              4.37           38                    3.65
     9                10.53           19               5.73       29              4.27           39                    3.60

    10                 9.61           20               5.51       30              4.18           40                    3.55
    11                 8.86           21               5.32       31              4.10
    12                 8.24           22               5.15       32              4.02
    13                 7.71           23               4.99       33              3.95
    14                 7.26           24               4.84       34              3.88
----------------------------------------------------------------------------------------------------------------------------

                                                        OPTION 3 TABLE
                                          INSTALLMENTS FOR LIFE WITH SPECIFIED MINIMUM PERIOD
----------------------------------------------------------------------------------------------------------------------------
AGE OF                                                          AGE OF
PAYEE                         GUARANTEED PERIOD                 PAYEE                     GUARANTEED PERIOD
----------------------------------------------------------------------------------------------------------------------------
Female             10 Years        15 Years        20 Years     Female        10 Years         15 Years            20 Years
----------------------------------------------------------------------------------------------------------------------------
    20*           $    2.85       $    2.85       $    2.85       50          $   3.75       $    3.73             $   3.69
    21                 2.87            2.87            2.87       51              3.80            3.78                 3.74
    22                 2.89            2.88            2.88       52              3.86            3.84                 3.79
    23                 2.90            2.90            2.90       53              3.92            3.89                 3.85
    24                 2.92            2.92            2.91       54              3.99            3.96                 3.90

    25                 2.94            2.93            2.93       55              4.06            4.02                 3.96
    26                 2.95            2.95            2.95       56              4.13            4.09                 4.02
    27                 2.97            2.97            2.97       57              4.21            4.16                 4.08
    28                 2.99            2.99            2.99       58              4.29            4.23                 4.15
    29                 3.01            3.01            3.01       59              4.37            4.31                 4.21

    30                 3.03            3.03            3.03       60              4.46            4.39                 4.28
    31                 3.06            3.05            3.05       61              4.56            4.47                 4.35
    32                 3.08            3.08            3.07       62              4.66            4.56                 4.42
    33                 3.10            3.10            3.10       63              4.76            4.65                 4.49
    34                 3.13            3.13            3.12       64              4.88            4.75                 4.56

    35                 3.16            3.15            3.15       65              4.99            4.85                 4.63
    36                 3.19            3.18            3.17       66              5.12            4.95                 4.70
    37                 3.21            3.21            3.20       67              5.25            5.05                 4.77
    38                 3.24            3.24            3.23       68              5.39            5.16                 4.83
    39                 3.28            3.27            3.26       69              5.53            5.27                 4.90

    40                 3.31            3.30            3.29       70              5.69            5.38                 4.96
    41                 3.35            3.34            3.33       71              5.85            5.49                 5.02
    42                 3.38            3.37            3.36       72              6.02            5.60                 5.08
    43                 3.42            3.41            3.40       73              6.19            5.71                 5.13
    44                 3.46            3.45            3.43       74              6.37            5.82                 5.17

    45                 3.50            3.49            3.47       75              6.56            5.92                 5.21
    46                 3.55            3.53            3.51       76              6.75            6.02                 5.25
    47                 3.59            3.58            3.56       77              6.95            6.11                 5.28
    48                 3.64            3.63            3.60       78              7.14            6.20                 5.30
    49                 3.69            3.67            3.65       79              7.34            6.28                 5.32
                                                                  80**            7.54            6.35                 5.34
---------------------------------------------------------------------------------------------------------------------------

Payments are based upon the age, nearest birthday, of the Payee on the date the first payment is due. If monthly installments for two or more specified periods for a given age are the same, the specified period of longer duration will apply.
          *Also applies to younger ages.        **Also applies to older ages.

-------------------------------------------------------------------------------

           TABLES OF MONTHLY INSTALLMENTS FOR EACH $1,000 OF PROCEEDS

----------------------------------------------------------------------------------------------------------------------------------
                                                         OPTION 1 TABLE
                                               INSTALLMENTS FOR A SPECIFIED PERIOD
----------------------------------------------------------------------------------------------------------------------------------
     Number           Amount of         Number         Amount of        Number      Amount of         Number          Amount of
    Of Years           Monthly         of Years         Monthly        of Years      Monthly         of Years          Monthly
     Payable         Installments       Payable      Installments      Payable     Installments       Payable       Installments
----------------------------------------------------------------------------------------------------------------------------------
        5               $17.91            15             $6.87            25          $4.71             35             $3.82
        6                15.14            16              6.53            26           4.59             36              3.76
        7                13.16            17              6.23            27           4.47             37              3.70
        8                11.68            18              5.96            28           4.37             38              3.65
        9                10.53            19              5.73            29           4.27             39              3.60

       10                 9.61            20              5.51            30           4.18             40              3.55
       11                 8.86            21              5.32            31           4.10
       12                 8.24            22              5.15            32           4.02
       13                 7.71            23              4.99            33           3.95
       14                 7.26            24              4.84            34           3.88
----------------------------------------------------------------------------------------------------------------------------------

                                                         OPTION 3 TABLE
                                       INSTALLMENTS FOR LIFE WITH SPECIFIED MINIMUM PERIOD
----------------------------------------------------------------------------------------------------------------------------------
     AGE OF                                                             AGE OF
     PAYEE                         GUARANTEED PERIOD                    PAYEE                  GUARANTEED PERIOD
----------------------------------------------------------------------------------------------------------------------------------
      Male             10 Years      15 Years        20 Years            Male       10 Years       15 Years          20 Years
----------------------------------------------------------------------------------------------------------------------------------
       20*               $2.95         $2.94           $2.94              50          $4.05          $4.00             $3.93
       21                 2.97          2.96            2.96              51           4.11           4.06              3.99
       22                 2.98          2.98            2.98              52           4.18           4.13              4.04
       23                 3.00          3.00            3.00              53           4.26           4.19              4.10
       24                 3.02          3.02            3.02              54           4.34           4.27              4.16

       25                 3.05          3.04            3.04              55           4.42           4.34              4.22
       26                 3.07          3.06            3.06              56           4.51           4.42              4.28
       27                 3.09          3.09            3.08              57           4.60           4.50              4.35
       28                 3.12          3.11            3.11              58           4.69           4.58              4.41
       29                 3.14          3.14            3.13              59           4.79           4.66              4.47

       30                 3.17          3.16            3.16              60           4.90           4.75              4.54
       31                 3.20          3.19            3.18              61           5.01           4.84              4.60
       32                 3.22          3.22            3.21              62           5.13           4.94              4.67
       33                 3.25          3.25            3.24              63           5.26           5.03              4.73
       34                 3.29          3.28            3.27              64           5.39           5.13              4.79

       35                 3.32          3.31            3.00              65           5.52           5.23              4.85
       36                 3.35          3.35            3.33              66           5.66           5.33              4.91
       37                 3.39          3.38            3.36              67           5.81           5.43              4.97
       38                 3.43          3.42            3.40              68           5.96           5.53              5.02
       39                 3.47          3.46            3.44              69           6.12           5.63              5.07

       40                 3.51          3.50            3.47              70           6.28           5.73              5.11
       41                 3.55          3.54            3.51              71           6.44           5.82              5.15
       42                 3.60          3.58            3.55              72           6.61           5.91              5.19
       43                 3.65          3.63            3.59              73           6.78           6.00              5.23
       44                 3.70          3.67            3.64              74           6.96           6.08              5.26

       45                 3.75          3.72            3.68              75           7.13           6.16              5.28
       46                 3.80          3.77            3.73              76           7.30           6.24              5.31
       47                 3.86          3.83            3.78              77           7.47           6.31              5.33
       48                 3.92          3.88            3.83              78           7.64           6.37              5.34
       49                 3.98          3.94            3.88              79           7.81           6.42              5.36
                                                                          80**         7.97           6.48              5.37
----------------------------------------------------------------------------------------------------------------------------------

Payments are based upon the age, nearest birthday, of the Payee on the date the first payment is due. If monthly installments for two or more specified periods for a given age are the same, the specified period of longer duration will apply.

   *Also applies to younger ages.           **Also applies to older ages.

--------------------------------------------------------------------------------

                    THE UNITED STATES LIFE Insurance Company
                             In the City of New York

This is a JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. An Adjustable Death Benefit is payable upon the LAST SURVIVING Contingent Insured's death prior to the Maturity Date. Investment results are reflected in policy benefits. ACCUMULATION VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

                 For Information, Service or to make a Complaint

      Contact Your Registered Representative, or Our Administrative Center.

                    The United States Life Insurance Company
                             In the City of New York
                              2727-A Allen Parkway
                                  P.O. Box 4880
                            Houston, Texas 77210-4880
                                 1-800-251-3720